Exhibit 6.5

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective as of April 18, 2011 between Minexa, Inc., a  California  corporation  with  its  principal  place  of  business  at 6827  Nancy  Ridge  Drive,  San  Diego,  CA.  92121 ("COMPANY") and Matt  Babineau, an individual residing at 2720 Ariane Dr. #36, San Diego, CA. 92117 ("EMPLOYEE").

W I T N E S S E T H :

WHEREAS,   COMPANY  wishes  to  retain  EMPLOYEE' s  services  on  the  terms and conditions contained herein; and

WHEREAS, EMPLOYEE desires to provide services to the COMPANY on the terms and conditions contained herein;

NOW, THEREFORE, the preamble hereof and  Exhibit A hereto forming  an integral part  hereof, in  cons ide ra  io n  of mutual promises  and  covenants  contained herein, the parties hereto hereby agree as follows:

1.          Term and Termination. Subject to Section 9 of this Agreement, EMPLOYEE shall be employed by COMPANY at will and this agreement  shall  be  in effect  until  terminated  by  either  party  at any time  by  written  notice  to the other,  with or without  cause  or  reason  (the "Employment  Term"  or "term  of this  Agreement").  In any event, the Employee shall help assure the smooth transfer of responsibilities to his successor, by  coordinating  with  his successor  and  helping familiarize  him  with the COMPANY and the nature of the employment,  as and  to  the  extent  reasonably requested by the COMPANY.

2.          Place of Employment.  EMPLOYEE shall perform his duties hereunder at such locations as are directed by COMPANY. EMPLOYEE shall devote all  of  his business,  time  and  efforts  to  the  performance  of  his  duties  and  the  business  and  affairs of COMPANY.

3.          Employee’s Duties and Authority: COMPANY shall employ  EMPLOYEE as Director of Software System on the terms as conditions set forth herein. EMPLOYEE shall perform such services and duties which pertain to, and/or are customarily and/or reasonably incidental to, the position as well  as any services  and duties which are commensurate with EMPLOYEE's background, education and professional standing or are requested of EMPLOYEE from time to time by COMPANY. In carrying out these functions, EMPLOYEE shall work   under   the direction and supervision of the Board of Directors of the Company.

4.          Restrictions on Outside Business Activities. During the Employment Term, EMPLOYEE shall devote EMPLOYEE's full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without COMPANY's prior written consent, render to others services of any kind for compensation, or engage in any other business activity.

5.          Covenant Not To Complete. During the term of this Agreement and for a period thereafter (as set forth in Section 11 below), EMPLOYEE will not, directly or indirectly, compete with COMPANY  in  the  field  of multimedia  networks  and/or  in  any field  which   is  otherwise   competitive   with   the  COMPANY's   services  and/or  activities as contemplated  and/or  implemented  by  COMPANY  during  the term  of this  Agreement, and shall strictly abide by the terms and conditions of  the "Employee Proprietary Information and Assignment of Invent io ns Agreement" which is being executed concurrently herewith  and  which is  attached  hereto  as  EXHIBIT  A  and incorporated herein  (the "Assignment  Agreement  " ) . In addition, EMPLOYEE, while employed, shall not take any action without  COMPANY's  prior  written  consent  to  establish,  form,  or become employed by a competing business on termination of employment by COMPANY.  EMPLOYEE’s failure to comply with the provisions  of  this  Section  5 shall  give  COMPANY the right  (in  addition  to  all  other  remedies  COMPANY  may have) to terminate any benefits, or compensation to which EMPLOYEE may be otherwise entitled following termination of this Agreement.

6.          Employee's Compensation and Benefits.

6.1          Base Salary.  During the Employment Term, COMPANY agrees to pay EMPLOYEE a yearly Base Salary of Fifty Two thousand United States dollars (US$52,000) (the "Base Salary"). The Base Salary  shall  be  payable  as current  salary not   less   frequently less than monthly,  subject   to   all   applicable   withholdings   and deductions.

6.2          Stock Options.  EMPLOYEE shall be entitled to participate in the Company's Employee Stock Option) Plan  ("ESOP")  to  be  adopted  and approved  by  the Board of Directors of Company.  EMPLOYEE,  by the  end  of  the  2nd quarter  of calendar year 2011, shall be granted such 11umber  of  options  equal  to  one  percent  ( l%) of  the issued  and  outstanding  share  capital  of  the Company  as  of  such  date  of  grant,  subject to a  4-year  vesting  schedule  (vesting  at  ¼  per  year)  at  such  exercise  price  and  other terms as set  forth  in  the  ESOP  and i as  shall  be determined  by the  Board  of Directors  of the Company.

6.4          Vacation. EMPLOYEE shall be entitled to ten (10) days of  paid vacation  annually,   accrued   monthly,  during  the  term  of  this  Agreement  (pro-rated  for any partial calendar  year  during  which EMPLOYEE  is employed  hereunder)  which  may be  used   any  time  after  the  initial  ninety  (90)  days  of  employment,   subject  to  approval of  COMPANY in each case in advance. EMPLOYEE is   encouraged   to  use   such vacation days and may not carry forward any  unused  days  of  such  vacation  to  the following calendar year.

6.5          Sick Days. EMPLOYEE   shall be  entitled  to  five  (5)  days  of  paid sick leave per calendar year (pro rated for any partial calendar year during which EMPLOYEE is employed   hereunder).   EMPLOYEE   may   not   carry forward   any  unused sick days to the following calendar year.

6.6          Health Insurance. Employee shall be entitled to health insurance coverage for his/herself only, at Company's expense, as part of the group plan that is available by Company.

6.7          Expenses. During    the    Employment    Term,  COMPANY shall reimburse  EMPLOYEE   for   reasonable  out-of-pocket   expenses  incurred  in connection with  COMPANY's   business,  including  travel  expenses,  food,  and   lodging while  away from   home,   subject   to   COMPANY'S    approval   of   such   expenses   in each  case  in advance.

6.8          Additional Incentives and Benefits. During the Employment Term, the  COMPANY  may,  at  its  sole;  and absolute discretion,  grant  EMPLOYEE  other benefits of employment.

7.          Ownership of Intangibles. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by EMPLOYEE, either alone or with others, during the term of EMPLOYEE's employment, whether or not conceived or  developed  during  EMPLOYEE's  working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of COMPANY was used, or that relate at  the  time  of  conception  or reduction  to  practice  of  the  invention to the business  of  the  COMPANY  or  to COMPANY's actual or demonstrably anticipated research   and   development,   or   that  result from any work performed  by EMPLOYEE for COMPANY, shall be the sole property of COMPANY. EMPLOYEE shall disclose to  COMPANY all inventions conceived during the term of employment and for one year thereafter, whether or not the  property  of COMPANY  under the terms of the  preceding  sentence. EMPLOYEE shall execute all documents,  including patent applications and assignments, required by COMPANY to establish Company’s rights under this Section 8. Concurrently herewith, EMPLOYEE and COMPANY are executing the Assignment Agreement (defined above).

8.          Termination of Agreement for Death or Disability.

8.1          Termination On Disability. If, at the end of any calendar month during the term of this Agreement EMPLOYEE is and has been for the four (4) consecutive  full  calendar  months   then  ending,  or  for  80%  or  more  of  the  normal working days during the six (6) consecutive  full  calendar  months  then  ending,  unable, due to mental or physical illness injury, to perform EMPLOYEE's duties under this Agreement in EMPLOYEE's normal and regular manner, this Agreement shall be automatically terminated.

8.2          Termination On Death. If EMPLOYEE dies during the term of this Agreement, this Agreement shall automatically terminate on the last day of  the calendar month of EMPLOYEE's death.

9.          Agreement Survives Combination or  Dissolution.This Agreement  shall not be terminated by COMPANY's voluntary or  involuntary  dissolution  or  by  any merger, and/or sale or transfer of all or  substantially  all  of COMPANY's  shares or assets,  in which  COMPANY  is  not the surviving  or resulting corporation. In the event of any such merger and/or sale or transfer of shares or assets, the provisions of this Agreement shall be binding  on  an d inure to the benefit  of the surviving  business  entity or the business entity to which such shares or assets shall be transferred.

10.          Unfair Competition After Termination. During the course of EMPLOYEE's employment by COMPANY, EMPLOYEE will have access  to  trade secrets and confidential information about COMPANY, its business, activities, products, customers, methods of doing business and additional information of a proprietary and highly  confidential  nature.  Such information is  considered  secret  and is disclosed to EMPLOYEE  in confidence. In consideration  of EMPLOYEE's  access to this information, EMPLOYEE agrees that during the term hereof and after termination hereof (i) EMPLOYEE will not directly or indirectly disclose or use any such information,  and (ii) EMPLOYEE will  not   induce or attempt to induce any employee or consultant of COMPANY, or any other person or entity, to discontinue its business relationship with COMPANY  for  the purpose  of entering  into a business  relationship with a competitor of COMPANY, and (iii) during the term hereof and for a period of one (1) year after termination of this Agreement, EMPLOYEE will not directly  or indirectly compete with COMPANY in the field of fiber optic communication and/or transmission, engineering, sales, marketing,  distribution  or  assembly  in  the United States.

10.1          EMPLOYEE understands that direct competition means design, development, production, promotion, or sale of products or services  competitive  with those of COMPANY. Indirect competition means  employment  by any  competitor  or third party providing products competing with COMPANY'S products, for whom EMPLOYEE will perform the same or similar function as EMPLOYEE performs for COMPANY. EMPLOYEE further understands that the nature of the market and COMPANY's business and activities demand that said restrictions on competition apply to the entire United States in order to reasonably  protect  COMPANY's  trade secrets and proprietary information.

10.2          EMPLOYEE a knowledges that irreparable injury will result to the COMPANY from a violation of the provisions of this Agreement, specifically, but not limited to, those provisions restricting unfair competition. EMPLOYEE expressly agrees that the COMPANY shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

11.          Resolving Disputes.In the event of any litigation, a court of competent jurisdiction may award either party reasonable attorneys fees and costs.

12.          Miscellaneous Provisions.

12.1          Integration. This Agreement contains the entire   agreement between    the    parties    and   supersedes all    prior    oral    and    written     agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether pr not fully performed by EMPLOYEE before the date of this Agreement. No amendments to this Agreement may be made except by an instrument in writing signed by both parties. No employee or supervisor of EMPLOYEE is authorized to alter or vary the terms of this Agreement except by written agreement by the Board of Directors of COMPANY. Any representation contrary to this Agreement, express or implied, written or oral, are hereby disclaimed.

12.2          Choice Of Law.   Formation, construction, and performance of this Agreement shall  be  construed in accordance  with  the  laws  of  California  and the parties  hereby submit   irrevocably   to  the  exclusive  jurisdiction   of  the  applicable   courts of the City of San Diego.

12.3          Notices.    Any notice to COMPANY  required  or permitted  under this Agreement shall be given in writing to COMPANY,  either by personal service or by registered  or certified  mail, pos age  prepaid, with a copy to its General Counsel  at its then principal place of business. Any notice to EMPLOYEE shall be given in writing, either by personal service or by registered or certified  mail, postage prepaid, and, if mailed, shall be addressed to EMPLOYEE at EMPLOYEE's home address shown hereinabove. For the purpose of     determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (i) on the date of service, if served personally on the party to whom notice is to be given, or (ii) on the second  business day after mailing,  if   mailed  to the party to whom the  notice is to be given in the manner provided in this Section 13.3.

12.4          Additional Acts and Documents. Each of the parties agrees to do such additional acts and execute such additional documents  as  may  be  reasonably required by the other to effect the intent of this Agreement.

12.5          Consents and Approvals by COMPANY. For purposes of this Agreement and/or  Exhibit  A  hereto , any  consent  or approval  required  of - or  permitted by -  COMPANY vis-a-vis EMPLOYEE shall (because of EMPLOYEE' s potential conflict of interest) require the written approval of the COMPANY's Chief Executive Officer or of a disinterested majority of the Board of Directors.

12.6          Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12.7          Execution. Executed by the parties as of the day and year first hereinabove set forth in San Die go, California.

13.          Exhibits.  The followingexhibits  are  attached  to  this  Agreement  and incorporated herein by reference: •

13.1          EXHIBIT A -  Employee Proprietary   Information   and   Assignment of Inventions Agreement.

COMPANY:	EMPLOYEE:

Minexa, Inc.

By: /s/ Allon Caidar	/s/ Matt Babineau
Allon Caidar, CEO	Matt Babineau

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND
ASSIGNMENT OF INVENTIONS AGREEMENT

I recognize that Minexa Inc., a California corporation ("COMPANY"), is engaged in a continuous program of research, development, design   and   production  with respect   to   its present and future business. I, Matt Babineau understand that, in connection  with   my employment by the COMPANY (" Employment " ) pursuant to that certain Employment agreement dated as of April 18, 20 1 1, betweenme, Matt Babineau and COMPANY ("Employment Agreement"), I am or may be expected to make new contributions and/or inventions of value to the COMPANY.

As part of the consideration for my  continued Employment and  the   compensation received by me from the COMPANY from time to time, I hereby agree as follows:

1.
Definitions.    As  used  in  thisi   Employee  Proprietary  Information  and  Assignment  of Inventions Agreement ("Assignment Agreement"), in  addition to  capitalized terms defined throughout this Assignment Agreement, the following  terms  shall  have  the following meanings:

1.1          "Inventions" means all discoveries, development, designs, improvements, inventions, formulas, software programs, hardware, circuit boards, processes, techniques, know-how, negative know-how, data, research, techniques, and technical data (whether or not patentable or registrable under patent copyright or similar statutes  and  including  all rights to obtain,  register,  perfect,  and  enforce   hose  proprietary   interests)   that  are  related  to  or  useful in the COMPANY's present or future business or result from use of property owned, leased, or contracted for  by  the  COMPANY.  "Inventions"  shall  also  include  anything  that  derives  actual or potential economic value from not  being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

1.2          "Proprietary Informati1n" means information (i) that is  not  known by actual competitors of the  COMPANY or  is generally unavailable  to  the  public,  (ii)  that  has  been created, discovered, developed, or otherwise  become  known  to  the  COMPANY  or  in  which property rights have been assigned or otherwise  conveyed to the  COMPANY, and (iii) that has material economic value  or  potential material  economic  value  to  the  COMPANY's  present  or future business. "Proprietary Information"   shall   include   trade   secrets   (as   defined   under California Civil Code section 3426[ l) and all other discoveries, developments, designs, improvements, inventions, formulas, I software  programs,  processes,  techniques,  know-how, negative  know-how,   data,  research   techniques,   technical  data,  customer   and  supplier  lists,  and any  modifications  or  enhancements   or  any  of   the   foregoing,  and  all  program,  marketing,  sales, or  other  financial  or  business  in form   t ion   disclosed  to  me  by  the   COMPANY,  either  directly or indirectly, in writing or orally or b drawings  or  observation,  which  has  actual  or  potential economic value to the COMPANY.

1.3          "Rights" means all patents, trademarks, service marks and copyrights, and other rights pertaining to Proprietary Information, Inventions, or both.

2.	Confidentiality.

2.1          Duty of Trust and Confidentiality: My  Employment  creates  in  me  a  duty  of trust and confidentiality to the COMP AN Y with respect to the  Proprietary Information, Inventions, or any other information:

2.1.1          Related, applicable, or useful to the COMPANY's  business, including the COMPANY's anticipated research and development;

2. 1. 2        Resulting from tasks assigned to me by the COMPANY; or

2.1.3          Resulting from the use of equipment, supplies, or facilities owned, leased, or contracted for by the COMPANY.

2.2          Nondisclosure of Proprietary Information:At all times, both during   my Employment and after the cessation of my Employment, whether the cessation is voluntary or involuntary:

2.2.1      I shall keep in strictest confidence and trust all Proprietary Information; and

              2.2.2      I shall not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information or Rights, or anything related to any Proprietary Information  or  Rights,  without  the COMPANY' s  prior  express  written  consent,  except as may be necessary  in the ordinary  course  of  performing  my  duties  as an employee  of the COMPANY.

              2.2.3      At all times during my Employment, I shall promptly advise the COMPANY  of any  actual  knowledge that I may  have of any  unauthorized  release or use of the COMPANY's Proprietary Information.

2.3          Confidential and Proprietary Information of Third Parties: The COMPANY has received and in the future will receive from third parties their confidential  or  proprietary information, subject to the COMPANY's duty to maintain the confidentiality of such information and to use it  only  for  certain  limited  purposes. I owe  the  COMPANY  and  such third parties, during my Employment and thereafter, a duty to hold all such confidential or proprietary information in  the strictest confidence,  and I  shall  not disclose,  use,  or induce  or assist in the use or  disclosure  of  an y l such  confidential  or proprietary  information,  except  as may be necessary  in  the  ordinary  course  of performing  my  duties  as President  and/or CEO  of the COMPANY, consistent with the COMPANY's agreement with such third parties.

3.	Invention Assignment.

3.1    Assignment of Proprietary Information and Inventions:

        3.1.1          All Proprietary Information and Inventions shall  be the sole property of the Company and its assigns, and the  COMPANY and its  assigns shall be the sole owner of all Rights.

        3.1.2          I assign to the COMPANY all Rights that  I may have or acquire and  any other rights I may have pertaining to the Proprietary Information or Inventions.

3.2    Proprietary Right Registrations: Execution of Necessary Documents:

       3.2.1          I shall assist the COMPANY or any  person  designated  by  it  in  every proper  way  (but  at the COMPANY's  expense)  to obtain  and  from  time to time enforce the Rights, including registrations and applications for patents,  copyrights,  mask  work rights, or other intellectual property rights, in any and all countries.

       3.2.2          I shall execute all  documents   for   use   in   applying   for, registering, obtaining, and  enforcing the  Rights   as  the  COMPANY   may   desire, together  with  any assignments  of the Rights to the COMPANY  or  persons designated  by it.  My obligation to assist  the COMPANY  or any  person  designated  by  it  in  obtaining and  enforcing  the Rights   shall   continue   beyond   the  cessation   of  my   Employment, but the COMPANY shall compensate me at  my  most  recent  applicable  salary compensation rate  after  the cessation  of my  Employment  for  time actually  spent  by  me at the COMPANY's request for such assistance.  If the COMPANY  is  unable, after reasonable  effort ,  to  secure  my signature   on  any   document  or  documents   needed  to apply  for  or enforce  any  Rights, whether because   of   my   physical   or   mental incapacity    or   for    any   other   reason whatsoever,  I  irrevocably  designate  and appoint the COMPANY and its duly authorized officers and agents  as my  agents  and attorney-in-fact  to  act  for  and  in  my  behalf  and stead  in    the    execution    and   filing of any such application and in   furthering   the application  for  and enforcement  of Rights, with the same legal force and effect as if such acts were performed by me. I acknowledge  that all  original  works of authorship which  are  made  by  me (solely  or jointly with others) within the  scope of Employment and  which  are  protectible  by  copyright,  are "works  for hire," as that term  is defined  in the United States Copyright Act.

3.3          Exception to Assignment of  In ventions :    Any  provision   in  this Assignment Agreement  requiring  me  to  assign  my  right s  in  all  Inventions  shall  not apply to an  Invention that  qualifies  fully  under  the  provisions  of California  Labor  Code  section  2870, the terms of which are set forth on Schedule 1 to this Assignment Agreement. I shall bear the full burden of proving to the COMPANY that an Invention  qualifies fully under section 2870. Despite  the foregoing,  I assign  to the COMPANY  (or  as directed  by  it)  any  rights  I may  have or acquire in any Invention,  full title  to which  is required to  be  in  the  United  States by a contract between the COMPANY and the United States or any of its agencies.

3.4          Disclosure  of  Inventions  and  Maintenance  of  Records:  I   shall   promptly disc lose to the COMPANY all discoveries, developments, designs,  improvements,  inventions, formulas, software programs, processes, techniques,   know-how,   negative   know-how,   data, research techniques and technical data, whether or not patentable  or  registrable  under  patent, copyright  or similar  statutes  or reduced  to  practice,  made  or  conceived  or reduced  to  practice or learned by me,  either alone or jointly with others during the period of Employment, for the purpose of permitting the COMPANY, to determine whether they constitute Inventions. The COMPANY shall receive such disclos11res in confidence.

4.          Conflicting Employment; Business Opportunities. During  the  period  of  Employment (and thereafter,  to  the  extent  set  forth  in  the  Employment  Agreement):  (i)  I  shall  not directly or indirectly  engage  in  any  employment,  occupation,  consulting,  or  other  business  activity which is in competition with the COMIP ANY or interfere with my duties as an employee of the COMPANY; (ii) 1 shall  not engage  in  any  business  enterprise  that  would  be  in  competition with the  COMPANY;  and,  during  the  per io d  of  my  Employment  (iii)  I  shall  promptly  disclose to  the  COMPANY's  appropriate  corporate  officers  or directors  all  business  opportunities  that are presented to me in my capacity  as an officer or employee of the  COMPANY,  and are of a similar nature to the type of business the COMPANY currently engages in or has expressed an interest in engaging in the future; and (iv)  I  shall  not  usurp  or  take  advantage  of any such business opportunity without first offering such opportunity to the COMPANY.

5.	Obligations on Termination of Employment.

5.1          ReturningtheCOMPANY  Documents  and  Other  Tangible   Items:  On termination of Employment  for  whatever  reason,  whether  with or  without  cause,  I shall  not take nor allow  a  third  party to take,  and  I shall  deliver  to the COMPANY,  all  original  copies and all reproductions of Proprietary   Information,  including   devices,   records,   sketches, reports, notebooks, proposals, lists,  correspondence,  equipment,  documents,  computer diskettes, photographs, negatives, undeveloped film, notes, drawings, specifications, tape recordings  or  other  electronic  recordings,  programs,  data,  or other  materials  or property    of any nature belonging to the Company or pertaining to my  work  with  the  COMPANY. I recognize that the unauthorized takin$ of any Proprietary  Information  may  be  a crime  under section 499c of the California Penal  Code, and may  also result in civil  liability under sections 3426.1 through 3426.11 of the California Civil Code.

5.2          Termination of Employment; Reaffirmation of Obligations: The  terms  and conditions of this Assignment Agreement shall continue to apply to any period after termination of Employment, for whatever reason, including any period during which I perform services for the COMPANY  as  a consultant  or  independent  contractor,  if any. On  termination of my Employment, I agree to attend an exit interview and sign and deliver the "Termination Certificate"  in  the  form  attached  to this Assignment  Agreement  as Schedule  3. My failure  to sign the Termination Certificate, however, shall not affect my surviving obligations under my Employment Agreement or this Assignment Agreement.

5.3          Notification to New Employer: If  I  leave  the  employ   of  the  COMPANY,   I consent to  the  COMPANY's  notification  to any new  employer  of  my  rights  and  obligations under this Assignment Agreement.

5.4          Additional  Obligations  I  understand   and   acknowledge  there  are  additional obligations set forth in the Employment Agreement which, by their nature or  due to express statement  therein,  survive  the termination  thereof.  Such  provisions  include,  but are not limited to, provisions of non-competition and confidentiality.

6.	Miscellaneous

6.1        Representations and Warranties. I represent and warrant that:

             6.1. l         My performance of all the terms of this Assignment Agreement  and as an employee of the COMPANY does not and will not breach  any  agreement  to  keep  in confidence proprietary information acquired by me in confidence or in  trust  prior  to Employment.          •

             6.1.2          I have  not  and  shall  not enter  into  any agreement,  either  written  or oral, in conflict with this Assignment Agreement.
'

              6.1.3          I have not brought and will not bring to the COMPANY, or use in Employment, any materials or documents  of  a  former  employer  (which  term,  for purposes of this Assignment Agreement,  shall  include  person,  firms,  corporation,  and other  entities  for  which  I  have  acted  as  an  independent  contractor  or consultant)  that are not generally available to the public, unless I first obtain express written authorization from any such former employer for their possession and use.

6.2          Equitable  Remedies:    Iacknowledge  that  irreparable  injury  will  result to the COMPANY from my violation of any of the terms of this Assignment  Agreement. I expressly agree that the COMPANY shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

6.3          Choice of Law: This Assignment Agreement and any dispute arising from the relationship between the parties to this Assignment  Agreement  shall  be  governed  by  and construed under and according to California law, excluding any laws that direct the application of another jurisdiction's laws .

6.4          Enforceability and Severability: If a court or  an  arbitrator of  competent jurisdiction holds any provision of this Assignment Agreement  to  be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability  of  the  remaining provisions,  or  portions  of them,  shall be  affected,  unless  an  essential  purpose  of  this Assignment Agreement would be defe4ted by the loss of the illegal, unenforceable, or invalid prov1s1on.

6.5          No Waiver: No waiver of a  breach,  failure  of  any  condition,  or  any right  or remedy  contained  in  or  granted  by  the  provisions  of this  Agreement  shall be effective unless it is  in writing and signed  by the  party  waiving the  breach,  failure,  right,  or remedy.   No  waiver by the COMPANY  of  any  breach,  failure,  right,  or remedy shall be deemed  a waiver  of any other  breach,  failure,  right,  or  remedy,  whether  or  not similar,  nor shall  any waiver  constitute a continuing waiver unless the writing so specifies.

6.6          Amendment and Modification:  This  Assignment  Agreement  may  be supplemented, amended, or modified only by the mutual  agreement  of  the  parties. No supplement,  amendment,  or modification  of  this  Assignment  Agreement  shall  be binding unless it is in writing and signed by the party to be charged.

6. 7       Entire Agreement:   This Assignment  Agreement and the Schedules referred to in this Assignment Agreement constitut1r the   final,  complete,   and   exclusive   statement  of  the terms of the agreement between the parties pertaining to the subject matter of this Assignment Agreement and supersedes all prior and contemporaneous understandings or agreements  of the parties. No party has  been  induced  to  enter  into  this  Assignment  Agreement  by,  nor  is any party  relying  on,  any  representation or  warranty  outside  those  expressly  set  forth  in  this Assignment Agreement.

6.8          Successors and Assigns:  This  Assignment  Agreement  shall  be  binding  on  and shall  inure  to  the  benefit  of  the   parties  to  this   Assignment   Agreement   and  their   respective heirs, executors, assigns, and administrators.

6.9          Word Usage: Unless the context clearly requires otherwise:

               6.9.1          The plural and singular numbers shall each be deemed to include the

               6.9.2          The masculine, feminine, and neuter genders shall each be deemed to include the others; and

               6.9.3           “Includes” and “Including" are not limiting.

6.10        Schedules:  The follo1ing schedules constitute a part of this Assignment and are incorporated herein by this refere1ce:

               6.10.1       Schedule 1: California Labor Code Section 2870

              6.10.2 Schedule 2: Existing Inventions and Improvements

              6.10.3 Schedule 3: Termination Certificate

Should any inconsistency exist or arise between a provision of this Assignment Agreement and a provision of any schedule, the provision of this Assignment Agreement shall prevail.

6.11.          EffectiveDate:This Assignment Agreement shall be effective as of the first day of my being retained to render services to the COMPANY.

EMPLOYEE: /s/ Matt Babineau Matt Babineau	COMPANY: Minnexa Inc. /s/ Allon Caidar By: Allon Caidar, CEO

Schedule 1 to
Assignment Agreement

CALIFORNIA LABOR CODE SECTION 2870

Section 2870 of the California Labor Code provides as follows:

(a)          Any  provision  in an  employment  agreement  which  provides  that an employee shall assign , or  offer  to assign,  any of his or her rights  in  an  invention  to his  or her employer  shall not apply to an invention that the employee  developed  entirely  on his or her own  time without using the employer's equipment,  supplies,  facilities,  or  trade  secret  information  except  for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Schedule 2 to
Assignment Agreement

EXISTING INVENTIONS AND IMPROVEMENTS

The following is a complete  list  of  all  inventions  or  improvements  relevant  to  the subject matter of Employment by the COMPANY that have been  made  or  conceived  of  or  first reduced to practice by me, alone  or jointly with others,  before Employment by the Company.

NONE

Schedule 3 to
Assignment Agreement

TERMINATION CERTIFICATE

I, _ _ _ _ _ , certify as follows:

l.          When  I  signed  the  attached  Employee  Proprietary  Information  and Assignment of Inventions Agreement ("Assignment Agreement"), I read and understood the terms of the Assignment  Agreement. I have now  reviewed  the Assignment  Agreement  again  as part of my exit interview and fully understand the terms of the Assignment Agreement and my continuing obligations under the Assignment Agreement.

2.          I have fully complied  with the  terms of the Assignment  Agreement,  including (i) the disclosure and assignment to the COMPANY of any  Inventions (as  defined in the Assignment Agreement) covered by that Assignment Agreement, and (ii) the return of  any documents and other tangible materials of any nature pertaining to my employment with the COMPANY, including all Proprietary Information (as defined in the Assignment Agreement).

3.          f acknowledge and agree to comply with my continuing obligations under  the Assignment Agreement, including ,  but  not  limited  to,  my  obligation  not to  use  for  personal benefit or disclose to others any Proprietary Information

4.          I recognize  that  the unauthorized  taking  of  any  of the  Proprietary  Information  is a crime under  section  499c  of  the  California  Penal  Code,  and  that any unauthorized  taking of the  Proprietary  Information  may also result  in civil liability  against me under California Civil Code section 3426. l through 3426.11.

5.          If requested by the COMPANY, I  agree to  notify  or  to allow  the COMPANY  to notify, my new employer of (i) the general nature or subject matter   of  the   Proprietary Information  (without  actually  disclosing  such  Proprietary   Information)  to  which   I  had  access while employed by the COM PAN Y, and (ii) my continuing obligations under the  Assignment Agreement to  keep  such   Proprietary   information   in  strictest  confidence   and  not  to  disclose  or use such Proprietary Information without the COMPANY's prior express written consent.

6.          I agree that I will not solicit, induce, recruit, or encourage (i) any of  the COMPANY's  employees  to  leave  their  employment  or  (ii)  any of the COMPANY's  customers to do business with any business entity in competition with the CO M P AN Y.

7.          I understand and acknowledge  that  should  I  fail  to  comply  with  my  obligations under the Assignment Agreement, the  COMPANY shall have, in addition   to  the  right   to damages, the right to obtain an injunction   against   me,   including   without   limitation   an injunction prohibiting me from disclosing Proprietary Information to a third party.

8.          I  hereby   waive  any  and  all   claims   I  had,  have  or  may  have  against  the COMPANY its officers, directors, or shareholders in connection with my employment with the COMPANY.

8.          I understand and acknowledge that certain of my obligations under the Employment Agreement and the Assignment Agreement including, but not limited to, obligations of non-competition  and confidentiality survive  the termination  thereof,  either  due to the nature of such obligation  or express statement therein. I agree to uphold  and abide  by such obligations for the entire survival period.

EMPLOYEE: Name	Minnexa Inc. By :

July 11, 2011

Matt Babineau
2720 Ariane Dr. #36
San Diego, CA 92117

Re:          Base Salary; Stock Options; Bonus

Matt,

As we get ready for our product launch and an exciting period ahead, I am glad to have you on board as a core part of the team.

It is my pleasure to present you with your clear compensation package. This package reflects your high value to the company as key developer innovator and future team leader.

1.
Base Salary. Your present base salary is $56,342 per annum. You receive 100% medical coverage for you and your spouse which you shall continue to receive. As a matter of standard policy, your compensation package is subject to annual reviews and is also likely to be adjusted upon a promotion. Regardless, you can expect your base salary to be at least at the following levels upon the Company reaching the following sales goals:

$80,000 per annum - upon the Company reaching the first $750,000 in gross sales.
$100,000 per annum - upon the Company reaching the first $1,200,000 in gross sales.

2.
Stock Options. You will shortly be receiving your official grant of stock options which will include a Notice of Grant, Stock Option Agreement and a copy of the Minexa Stock Option Plan. Your first grant of options will be to acquire 74,500 shares of Common Stock of the Company, subject to an exercise price, vesting schedule and such other terms as are detailed in said documents. This grant reflects our initial understanding of you receiving options equivalent to one percent of the issued and outstanding share capital of the Company as of the date of grant.

3.
Additional Stock Options. The Company understands the efforts that you will need to make in meeting the Company's tight development deadlines and that unexpected occurrences may arise. The Company is therefore providing you with a strong reward for ensuring that these deadlines do not slip by making extra contributions in the event of unexpected occurrences.

Accordingly, provided the Broadcast Edition of the M Platform is debugged and operational (with Connect and Enterprise features included for both live and on-demand video) before August 15, 2011, then the Board has approved the grant of additional options to acquire 45,500 additional shares of Common Stock of the Company, to be granted to you at such time. Assuming you achieve this goal, this will mean that you will by such time have received options to acquire a total number of 120,000 shares.

3.	Bonus.

In addition to the above, you will be entitled to an annual bonus, payable yearly at the end of the Company's fiscal year, December 31st or shortly thereafter. Your annual bonus will be adjusted and determined by the Board annually to reflect your contribution and achievements during the year as well as the Company's accomplishments as a whole.

As a guideline, the Board has recently determined a present benchmark for your annual bonus to be equal to at least 0.5% of the gross sales of the Company for each such year. As part of your bonus and annual review, the Company will also consider increases in salary and additional option grants at each such annual review.

Any additional options shall also be subject to the exercise price determined by the Board as of the date of grant as well as the vesting schedule and such other terms as are detailed in the Notice of Grant, Stock Option Agreement and the Minexa Stock Option Plan.

/s/ Allon Caidar
Allon Caidar
VP, Business Development

August 9, 2017

Attn: Matt Babineau

Re: Annual Bonus

Dear Matt:

This letter is to confirm our confidence in your ability to better define, position and market our extensive application, particularly with the important challenge to very quickly make it flawless and self-serviced, which we believe will offer a clear path to broader adoption.

In recognition of your hard work and the challenges that lie ahead, we are pleased to grant you an annual bonus (paid at the end of each calendar year) that equates to 0.5% of the Company's annual revenue, commencing this year.

Note that executive bonuses are subject to annual review of the Board of Directors, with anticipated adjustment upon achieving $1OM in annual TVP Gross Revenue.

Sincerely,

/s/ Allon Caidar
Allon Caidar, CEO

TVPage , Inc. 6827 Nancy Ridge Drive, San Diego, CA 921211 t: 858.427.49091 f: 858.427.49511 tvpage.com

February 8, 2021

RE: Addendum to Matt Babineau’s Employment Agreement

Attn: Matthew Babineau

Re: ISO Grant

Base Salary: Raised to $150,000 as of January 1, 2021

Stock Options: An additional 500,000 stock options (for a grand total of 5,500,000 options) vesting over a four year period, the exercise price and other terms applicable to the options are as set forth in the TVPage Stock Option Plan and as determined by the Board of Directors. Notwithstanding the foregoing, vesting shall be 100% accelerated upon the closing of a Corporate Transaction, as further deﬁned in the TVPage Stock Option Plan and related documents.

ISO Grant: Until the earlier of (i) a corporate ﬁnancing in which the Company raises at least $2M, or (ii) December 31, 2021, you shall receive the delta between the amount of salary authorized to be paid as compensation to you as CTO of TVPage and the amount of salary actually paid, in the form of ISO Stock Option Grants. Said calculation and options shall be granted at Fair Market Value, as determined by the Board of Directors. The options shall be granted on a quarterly basis, and fully vested upon grant.

By signing below you hereby acknowledge that there are no additional outstanding amounts owed to you by the Company, and that you are not entitled to any additional stock options or other payments or beneﬁts.

Sincerely,

/s/ Allon Caidar
Allon Caidar, CEO

Accepted and Agreed:

/s/ Matthew Babineau
Matthew Babineau

3/1/2021
Dated

TVPage, Inc. 6827 Nancy Ridge Drive, San Diego, CA 92121| t: 858.427.4909| f: 858.427.4951| tvpage.com

March 30, 2021

Attn: Matthew Babineau

Re: Addendum to Matthew Babineau’s Employment Agreement: ISO Grant - Reduction in Net Salary

Reduction in Net Salary: Eﬀective as of the pay period commencing on March 11, 2021 through the pay period ending on June 30, 2021 you agree that the company shall temporarily reduce your gross salary to $3790.20 per pay period. You shall receive the delta between the amount of salary authorized ($150,000/annual) to be paid as compensation to you as CTO of TVPage and the amount of salary actually paid, in the form of ISO Stock Option Grants.

ISO Grant: The 2021 calculations for the ISO Stock Option Grant through June 30, 2021 are as follows:

Dates covered in Payroll Period	Total Days	Daily Rate Paid	Diﬀerence between 150K Daily Rate and Daily Rate Paid	Amount	Quarterly Amount	Options Granted
Jan 01 - Jan 13	9	461.54	115.38	1038.42
Jan 14 - Jan 27	10	461.54	115.38	1153.8
Jan 28 - Feb 10	10	461.54	115.38	1153.8
Feb 11 - Feb 24	10	461.54	115.38	1153.8
Feb 25 - Mar 10	10	461.54	115.38	1153.8
Mar 10 - Mar 24	10	379.02	197.9	1979	7632.62	489,271
Mar 25 - Apr 07	10	379.02	197.9	1979
Apr 08 - Apr 21	10	379.02	197.9	1979
Apr 22 - May 05	10	379.02	197.9	1979
May 06 - May 19	10	379.02	197.9	1979
May 20 - Jun 02	10	379.02	197.9	1979
Jun 03 - Jun 16	10	379.02	197.9	1979
Jun 16 - Jun 30	10	379.02	197.9	1979	11874	761,154

A total of 1,250,424 options shall be granted upon signing of this agreement, at the Fair Market Value of .0156/per share. Said options shall be fully vested upon grant.

Sincerely, /s/ Allon Caidar Allon Caidar, CEO	Accepted by: /s/ Matthew Babineau Matthew Babineau, CTO

TVPage, Inc. 6827 Nancy Ridge Drive, San Diego, CA 92121| t: 858.427.4909| f: 858.427.4951| tvpage.com